Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

U.S. Gold Corp.

(Exact Name of Registrant as Specified in its Charter)

Table 1-Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Stock	Other	2,883,238	$17.38	(2)	$50,110,676.44	$0.00013810	$6,920.28
	Total Offering Amounts				-		$50,110,676.44	-	$6,920.28
	Total Fees Previously Paid								$0.00
	Total Fee Offsets								$0.00
	Net Fee Due								$6,920.28

1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate number of additional shares of common stock (the “Shares”) of U.S. Gold Corp. that may be offered and issued to prevent dilution resulting from share dividends, share splits, reverse share splits, combinations of shares, spin-offs, recapitalizations, mergers or similar capital adjustments.
2)	Calculated in accordance with Rule 457(c) under the Securities Act based on the average of the high and low prices for the Shares reported on the Nasdaq Capital Market on February 2, 2026, which was $17.38 per share.